Exhibit 99.1

Appointment of Dennis J. Zember Jr. as President and Chief Executive Officer of Southern National Bancorp of Virginia, Inc.

Contact: R. Roderick Porter, Executive Vice Chairman Phone: 202-464-1130 ext. 2406 Southern National Bancorp, NASDAQ Symbol SONA Website: www.sonabank.com	Contact: Georgia S. Derrico, Executive Chairman Phone: 202-464-1130 ext. 2405

For immediate release

February 20, 2020

McLean, VA, February 20, 2020 – Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) (“Southern National” or the “Company”) announced today that Dennis J. Zember Jr. has been appointed President and Chief Executive Officer of Southern National and its wholly-owned subsidiary, Sonabank, as well as a member of the Board of Directors of Southern National and Sonabank, effective February 19, 2020.

Georgia Derrico, Executive Chairman of Southern National, stated “What a great opportunity we have to welcome Dennis to the Southern National leadership team. His expertise in the industry is built on leadership principles and measurable successes for investors and employees. We look forward to having him on board.”

Mr. Zember also commented, saying “I am very eager about partnering with the Board and the employees at Southern National to continue building this exceptional franchise.  Together, we will work tirelessly to build value for our investors and our clients.  We are going to strive to find areas where we can be unique and be diligent in crafting a dynamic culture that attracts and retains the best bankers.”

Mr. Zember has more than 23 years of financial experience in the banking industry. He most recently served as President and Chief Executive Officer of Ameris Bancorp (“Ameris”) in Atlanta, Georgia. Mr. Zember was Executive Vice President and Chief Operating Officer of Ameris from June 2016 through June 2018 and Chief Financial Officer of Ameris from February 2005 through December 2017.

On February 20, 2020, the Company announced that Joe A. Shearin would be retiring as CEO of the Company and Sonabank, effective February 19, 2020 and resigning as a member of the Board of Directors of the Company and Sonabank, effective February 19, 2020. Mr. Shearin will be available for consulting services through March 31, 2020.

Ms. Derrico thanked Mr. Shearin for his service, stating “We appreciate Joe’s contributions during his tenure as our CEO and wish him well in his future endeavors.”

About Southern National Bancorp of Virginia, Inc.

As of December 31, 2019, Southern National had $2.72 billion in total assets, $2.19 billion in total loans and $2.12 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses.  At December 31, 2019, Sonabank had forty-five full-service branches. Thirty-eight full-service retail branches are in Virginia, located in Ashland, Burgess, Callao, Central Garage, Charlottesville, Chester, Clifton Forge, Colonial Heights, Courtland, Deltaville, Fairfax, Front Royal, Gloucester, Gloucester Point, Hampton, Hartfield, Haymarket, Heathsville, Kilmarnock, Leesburg, McLean, Mechanicsville (2), Middleburg, Midlothian, New Market, Newport News, Quinton, Reston, Richmond, South Riding, Surry, Tappahannock (2), Urbanna, Warrenton, Waverly, and Williamsburg, and seven full-service retail branches in Maryland, located in Bethesda, Brandywine, Huntingtown, Owings, Rockville, Shady Grove, and Upper Marlboro.